Exhibit 99.1

Intersect ENT Announces Preliminary 2014 Financial Results

Menlo Park, Calif. — Jan. 12, 2015 — Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today announced that it expects to report revenue for the fourth quarter of 2014 in the range of $13.2 to $13.4 million, an increase of approximately 91% over the fourth quarter of 2013, and for the year ended December 31, 2014 in the range of $38.4 to $38.6 million. These preliminary, unaudited financial results are based on current expectations and are subject to quarter-end closing adjustments; actual results may differ.

“We are pleased to have more than doubled sales of PROPEL® and PROPEL® mini in 2014 compared with 2013, reflecting growth both from our base of established users as well as the addition of over 700 new accounts,” said Lisa Earnhardt, president and CEO of Intersect ENT. “Since approval, more than 50,000 patients undergoing surgery to treat chronic sinusitis have benefitted from either PROPEL and PROPEL mini.”

In addition to marketing PROPEL, Intersect ENT continued to advance its product pipeline. In December 2014 the company commenced enrollment in the RESOLVE II clinical trial. RESOLVE II is a pivotal Phase III clinical study to support U.S. Food and Drug Administration approval of the company’s RESOLVE steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting. The company is also advancing a study to assess the use of PROPEL mini in frontal sinus surgery, as well as a feasibility study evaluating the NOVA steroid releasing implant designed to treat patients that who have not had sinus surgery.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets the first and only drug-releasing sinus implants, PROPEL and PROPEL mini, which are clinically proven to improve surgical outcomes for patients with chronic sinusitis. The products release an advanced steroid with anti-inflammatory properties directly into the sinus lining, then dissolve, maintaining the open passages created in ethmoid sinus surgery. In addition, Intersect ENT is pursuing clinical trials designed to support expanded indications and to assess two new investigational drug-eluting implants to provide ENT physicians with additional options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers. To learn more about Intersect ENT, please visit www.intersectENT.com.

Forward Looking Statement

The statements in this press release regarding Resolve II’s ability to support U.S. Food and Drug Administration approval of the company’s RESOLVE steroid releasing implant and the advancement of a study to assess the use of PROPEL mini in frontal sinus surgery as well as a first in man study for preliminary evaluation of the NOVA steroid releasing implant are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, that the long-term effects of RESOLVE, PROPEL, PROPEL mini and NOVA relative to alternative treatments may not be as Intersect ENT expects, the development of competitive products, the uncertain timing of completion of and the success of clinical trials, market competition, as well as other risks detailed from time to time in Intersect ENT’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed with the SEC on November 10, 2014. Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Inquiries:

Jeri Hilleman

650.641.2105

ir@intersectENT.com